Exhibit 1.01

TransDigm Group Incorporated
Conflict Minerals Report
For the Reporting Period of January 1, 2025 to December 31, 2025
This Conflict Minerals Report (this “Report”) is filed as Exhibit 1.01 to the Specialized Disclosure Form on Form SD filed by TransDigm Group Incorporated and its affiliates with respect to calendar year 2025 as required by Exchange Act Rule 13p-1 (the “Rule”) and Item 1.01(c) of Form SD. Numerous terms in this Report are defined in the Rule and Form SD and the reader is referred to those sources and to the 1934 Act Release No. 34-67716 (August 22, 2012) for such definitions.
In this report, the term “TD Group” refers to TransDigm Group Incorporated, which holds all of the outstanding capital stock of TransDigm Inc. The terms “Company,” “TransDigm,” “we,” “us,” “our” and similar terms, unless the context otherwise requires, refer to TD Group, together with TransDigm Inc. and its wholly-owned and majority-owned subsidiaries for which it has a controlling interest. References to the “reporting period” mean the calendar year ending or ended December 31. For example, “reporting period 2025” means the period from January 1, 2025 to December 31, 2025.
1.Company Overview
TD Group, through its wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers.
We primarily design, produce and supply highly engineered proprietary aerospace components with significant aftermarket content. We seek to develop highly customized products to solve specific needs for aircraft operators and manufacturers. We attempt to differentiate ourselves from our competitors by producing highly engineered products with high quality, reliability and timely delivery. We believe that our products have strong brand names within the industry and that we have a reputation for high quality, reliability and strong customer support.
Our business is well diversified due to the broad range of products that we offer to our customers. Our major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, cargo loading, handling and delivery systems and electronic components used in the generation, amplification, transmission and reception of microwave signals, specialized flight, wind tunnel and jet engine testing services and equipment and complex testing and instrumentation solutions. Each of our product offerings is composed of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.
The Company is committed to complying with the requirements regarding the use of conflict minerals and their derivatives, including tin, tantalum, tungsten and gold which are commonly termed “3TG” (“Conflict Minerals”) under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules issued by the U.S. Securities and Exchange Commission (“SEC”).
2.Reasonable Country of Origin Inquiry and Due Diligence Process
The Company’s business is conducted through TransDigm Inc.’s operating divisions and wholly-owned subsidiaries (referred to herein as the “Operating Units”). The Operating Units operate largely autonomously, each with a separate management team, and with separate product and component sourcing functions. Therefore, each Operating Unit conducts its own Conflict Minerals product content review and Reasonable Country of Origin Inquiry (“RCOI”) with oversight from the TransDigm corporate office.

The Company's due diligence framework has been designed to conform to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for Conflict Minerals. This process contains the following five steps, which are described in more detail within the sections below:
Step 1: Establish strong company management systems.
Step 2: Identify and assess risks in the supply chain.
Step 3: Design and implement a strategy to respond to identified risks.
Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
Step 5: Report on supply chain due diligence.
Step 1: Establish strong company management systems.
Operating Units were informed of TD Group’s Conflict Minerals policy, which is publicly available on the Company's website at www.transdigm.com/community-impact/conflict-minerals/, and of the SEC Conflict Minerals reporting obligations. During the reporting period, TransDigm’s corporate office (i) continued to educate key employees regarding Conflict Minerals; (ii) maintained its internal training of the SEC Conflict Minerals rules and its requirements with Operating Unit personnel; and (iii) continued to respond to questions from our supplier base regarding Conflict Minerals. In addition, the Operating Units communicated with their supply base our Conflict Minerals policy, the requirements of the SEC Conflict Minerals rules and our expectation for compliance.
Finally, we maintain an ethics hotline (described under the ‘Code of Business Conducts & Ethics’ on the Company’s website at www.transdigm.com/investor-relations/corporate-governance/) which can be used to report concerns relating to the Company’s Conflict Minerals activities.
Step 2: Identify and assess risks in the supply chain.
Each Operating Unit was directed to analyze the products and components purchased by the Operating Unit in 2025 (and in prior years, as required, to the extent they may have been incorporated into products manufactured in 2025) to determine whether those products and components contained any Conflict Minerals necessary to the functionality or production of products manufactured by that Operating Unit. Operating Units periodically reported the results of their risk assessment to the TransDigm corporate office during the year.
Step 3: Design and implement a strategy to respond to identified risks.
For those purchased products or components that an Operating Unit determined to contain Conflict Minerals necessary to the functionality or production of products it manufactures, the Operating Unit was directed by TransDigm to conduct a RCOI with respect to such purchased products or components by contacting the suppliers thereof. Suppliers of products or components that did not contain Conflict Minerals necessary to the functionality or production of products were not contacted. Each Operating Unit’s RCOI consisted of requesting the relevant supplier to certify in writing whether the products or components supplied to it contained any Conflict Minerals and, if so, whether the identified Conflict Minerals originated from one of the covered countries.
Suppliers were also requested, if applicable, to make requests for similar certifications to their suppliers for such products or components until appropriate certifications or other information could be readily obtained or determined. Certain Operating Units have engaged a third-party vendor (“Third-Party Vendor”) to help manage their Conflict Minerals program, which primarily includes, but is not limited to, the exchange of supplier information and to ensure that follow up tasks and action items arising from the due diligence process were assigned to the appropriate Operating Unit personnel and completed.
Step 4: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
We do not have direct relationships with smelters and refiners identified by our Operating Units’ suppliers as being in their supply chain, nor do we perform or direct audits of these entities within our Operating Units’ supply chain. Therefore, we generally rely upon industry efforts to influence smelters and refiners to be audited, and to provide compliant certification. However, for the Operating Units using a Third-Party Vendor, the smelters and refiners identified by the suppliers were compared to the list of smelters and refiners maintained by the Responsible Minerals Initiative (“RMI”), and if the smelters and refiners were not on the RMI list, the Third-Party Vendor communicated with those smelters and refiners to request information on the smelters’ or refiners’ business.
Step 5: Report on supply chain due diligence.
The Company’s Form SD and this Report are publicly available on the Company’s website at www.transdigm.com/community-impact/conflict-minerals/.

3.Results of Review
TransDigm’s supply chain is complex and the Company is many steps removed from the facilities used to process its necessary Conflict Minerals. For the reporting period, the Operating Units solicited approximately 8,300 suppliers to gather information regarding the existence of Conflict Minerals in the products sold to the Company as well as the origin of the Conflict Minerals. A large majority of our suppliers stated that either none of their products or components sold to TransDigm Operating Units contained Conflict Minerals that originated in any of the covered countries, or it was unknown or they could not, at the time of their responses, determine affirmatively that their products or components sold to TransDigm Operating Units contained Conflict Minerals that originated in any of the covered countries.
Approximately 8% of our suppliers have indicated that certain necessary Conflict Minerals originated from a covered country. As of February 9, 2026, TransDigm has identified 330 smelters or refiners in connection with these suppliers. If a supplier indicated via submission of a Conflict Minerals Reporting Template (“CMRT”) that the smelter or refiner was “conflict free,” such status was confirmed by the Third-Party Vendor via the RMI listing. Based on the submitted CMRTs and confirmed against the RMI listing, TransDigm believes it has 209 “conflict free” smelters or refiners within its supply chain, 42 smelters or refiners that are not yet validated as “conflict free,” but are “active” in the Conflict Free Smelter Program, and 79 smelters or refiners that are not yet enrolled in the Conflict Free Smelter Program. At this point, TransDigm has not been able to fully trace whether the smelters and refiners that are not enrolled in the Conflict Free Smelter Program provide Conflict Minerals used in its products.
4.Additional Risk Mitigation
With respect to calendar year 2026 and later years, TransDigm intends to continue to take steps to further mitigate the risk that its necessary Conflict Minerals could benefit or finance armed groups including, but not limited to:
•improving its RCOI and due diligence processes with its Operating Units;
•continuing to engage suppliers to obtain current, accurate and complete information about the supply chain, smelters and refiners;
•continuing to incorporate Conflict Minerals reporting obligations in its sourcing and purchasing agreements and purchasing terms and conditions; and
•continuing to encourage suppliers to implement responsible sourcing and to request that their suppliers encourage smelters and refiners to obtain a “conflict free” designation from an independent third party auditor.
Forward-Looking Statements
This Specialized Disclosure Report on Form SD contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Current Report on Form SD, the words “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or regulatory requirements; our reliance on certain customers; the United States defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs and potential changes in trade policies and tariffs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s most recent Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission.

Although TransDigm Group believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made in this Current Report on Form SD, which could be affected by, among other things, changes in the Rule, interpretations of the Rule, international due diligence frameworks, law, TransDigm’s internal allocation of resources or emphasis, customer demands or expectations, and the cooperation of suppliers. Consequently, such forward-looking statements should be regarded solely as TransDigm Group’s current plans, estimates and beliefs. TransDigm Group does not undertake, and specifically declines, any obligation, to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. All forward-looking statements attributable to TransDigm Group or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. These forward-looking statements are made in reliance upon the safe harbor provision of The Private Securities Litigation Reform Act of 1995. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this Specialized Disclosure Report on Form SD.